UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

DATE OF REPORT (Date of Earliest Event Reported): September 8, 2003

RESORTQUEST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-14115

Delaware	62-1750352

(State or other Jurisdiction of incorporation)	(I.R.S. Employer
Identification No.)

8955 Highway 98 West
Suite 203
Destin, FL	32550

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 278-4000

Not Applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Required FD Disclosure.
SIGNATURES
EXHIBIT INDEX
EX-99.1 SUBORDINATED LOAN AGREEMENT
EX-99.2 LIMITED WAIVER
EX-99.3 CONSENT AND FORBEARANCE AGREEMENT

Item 5. Other Events and Required FD Disclosure.

     On September 8, 2003, we entered into a Subordinated Loan and Reimbursement Agreement with Gaylord Entertainment Company that provides for a $10 million non-revolving, working capital line of credit. This credit facility has been approved by our lenders and is extended in conjunction with Gaylord’s previously announced agreement to acquire ResortQuest in a stock-for-stock transaction. We may draw upon this facility, as necessary, in order to fund working capital requirements. Gaylord also provided a $5 million letter of credit to our former credit card processor on our behalf. Amounts drawn on the letter of credit by the processor, if any, are automatically deemed advances under the loan agreement. As a result, amounts owed by us to Gaylord under the loan agreement may be as much as $15 million. The Subordinated Loan and Reimbursement Agreement is attached hereto as Exhibit 99.1.

      Our lenders waived compliance with certain financial and other covenants, including covenants related to the consummation of the merger agreement, the subordinated loan agreement and our agreement with our new credit card processor. Our noteholders consented to the execution of the merger agreement, and the consummation of the merger agreement, the subordinated loan agreement and our agreement with our new credit card processor. Our noteholders also agreed to forbear from exercising their rights in connection with the occurrence of events of default related to covenants that were breached in connection with the execution of the merger agreement. The agreements effectively waive compliance with certain financial covenants until closing of the merger. The limited waiver and the consent and forbearance agreement are attached hereto as Exhibit 99.2 and 99.3, respectively.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESORTQUEST INTERNATIONAL, INC.

Dated: September 10, 2003	By:	/s/ John W. McConomy John W. McConomy Senior Vice President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Subordinated Loan and Reimbursement Agreement between ResortQuest International, Inc. and Gaylord Entertainment Company dated September 8, 2003.
99.2	Limited Waiver among ResortQuest International, Inc., the Guarantors (as defined therein), Citibank, N.A., as administrative agent for the Lenders and the Lenders (as defined therein) dated as of September 8, 2003.
99.3	Consent and Forbearance Agreement among ResortQuest International, Inc., the Guarantors (as defined therein) and the Noteholders (as defined therein) dated as of September 8, 2003.

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